EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Form 8-K/A of Bryn Mawr Bank Corporation of our report dated December 18, 2009, with respect to the consolidated statements of financial condition of First Keystone Financial, Inc. as of September 30, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, which report appears in the Annual Report on Form 10K of First Keystone Financial, Inc. for the year ended September 30, 2009.

/s/ S.R. Snodgrass, A.C.

Wexford, PA

September 10, 2010